                                                                       EXHIBIT 2

                             DISTRIBUTION AGREEMENT


                                    between


                               OLIN CORPORATION,


                                      and


                              ARCH CHEMICALS, INC.

                          --------------------------

                       Dated as of [              ], 1999

                          --------------------------

                  DISTRIBUTION AGREEMENT

                    TABLE OF CONTENTS

                                                      Page
                                                      ----
                        ARTICLE I

                       Definitions
                       -----------

SECTION 1.01.    Definitions..........................   1


                        ARTICLE II

   Certain Transactions at or Prior to the Distribution;
   -----------------------------------------------------
                     Certain Covenants
                     -----------------

SECTION 2.01.    Certain Transactions.................  13
SECTION 2.02.    Financing............................  16
SECTION 2.03.    Operations in Ordinary Course........  16
SECTION 2.04.    Capital Structure....................  16
SECTION 2.05.    Resignations.........................  16
SECTION 2.06.    Further Assurances...................  16
SECTION 2.07.    No Representations or................  17
                 Warranties
SECTION 2.08.    Elimination of Guarantees............  17
SECTION 2.09.    Intercompany Accounts................  18
SECTION 2.10.    Transfers Not Effected Prior to......  18
                 Distribution Date; Transfers
                 Deemed Effective as of
                 Distribution Date
SECTION 2.11.    Ancillary Agreements.................  19

                        ARTICLE III

                     The Distribution
                     ----------------

SECTION 3.01.    Distribution Record Date and
                 Distribution Date....................  19
SECTION 3.02.    The Agent............................  19
SECTION 3.03.    The Distribution.....................  19
SECTION 3.04.    Contract Provisions..................  20

                        ARTICLE IV

                  Access to Information
                  ---------------------

SECTION 4.01.    Provision of Corporate Records.......  20
SECTION 4.02.    Access to Information................  20

                                                      Page
                                                      ----
SECTION 4.03.    Reimbursement; Records
                 Retention............................  21
SECTION 4.04.    Witness Services.....................  21
SECTION 4.05.    Confidentiality......................  21

                        ARTICLE V

                   Dispute Resolution
                   ------------------

SECTION 5.01.    Dispute Resolution...................  22


                        ARTICLE VI

                        Insurance
                        ---------

SECTION 6.01.    Coverage.............................  24
SECTION 6.02.    Claims Based Upon Pre-Distribution
                 Date Injury; Waiver..................  24
SECTION 6.03.    Administration.......................  26
SECTION 6.04.    Insurance Proceeds...................  27
SECTION 6.05.    Retrospectively Rated Policies.......  27
SECTION 6.06.    Agreement for Waiver of Conflict
                 and Shared Defense...................  27
SECTION 6.07.    Cooperation..........................  27

                        ARTICLE VII

                      Indemnification
                      ---------------

SECTION 7.01.    Indemnification......................  28
SECTION 7.02.    Insurance Matters....................  28
SECTION 7.03.    Procedures for Indemnification.......  29
SECTION 7.04.    Indemnification Payments.............  31
SECTION 7.05.    Other Adjustments....................  31
SECTION 7.06.    Consolidation, Merger, Transfer,
                 or Lease.............................  32
SECTION 7.07.    Survival.............................  32

                        ARTICLE VIII

                       Miscellaneous
                       -------------

SECTION 8.01.    Conditions to Obligations............  32
SECTION 8.02.    Exhibits and Schedules;
                 Interpretation.......................  34
SECTION 8.03.    Entire Agreement.....................  34

                                                      Page
                                                      ----
SECTION 8.04.    Ancillary Agreements.................  34
SECTION 8.05.    Counterparts.........................  34
SECTION 8.06.    Survival of Agreements...............  35
SECTION 8.07.    Expenses.............................  35
SECTION 8.08.    Notices..............................  35
SECTION 8.09.    Waivers..............................  35
SECTION 8.10.    Amendments...........................  36
SECTION 8.11.    Assignment...........................  36
SECTION 8.12.    Successors and Assigns...............  36
SECTION 8.13.    Termination..........................  36
SECTION 8.14.    Subsidiaries.........................  36
SECTION 8.15.    Third Party Beneficiaries............  36
SECTION 8.16.    Attorney Fees........................  36
SECTION 8.17.    Title and Headings...................  37
SECTION 8.18.    Exhibits and Schedules...............  37
SECTION 8.19.    Specific Performance.................  37
SECTION 8.20.    Governing Law........................  37
SECTION 8.21.    Consent to Jurisdiction..............  37
SECTION 8.22.    Severability.........................  38

                                   EXHIBITS

Exhibit A             -            Form of Arch Amended and Restated
                      -            Articles of Incorporation
Exhibit B             -            Form of Arch By-laws
Exhibit C             -            Form of Arch Rights Agreement

                                   SCHEDULES

Schedule 1.01(a)       -           Real Estate
Schedule 1.01(b)       -           Equity Interests
Schedule 1.01(c)       -           Certain Additional Transferred
                                   Assets
Schedule 1.01(d)       -           Retained Assets
Schedule 1.01(e)       -           Retained Businesses
Schedule 1.01(f)       -           Litigation
Schedule 1.01(g)       -           Certain Contractual Liabilities
Schedule 1.01(h)       -           Certain Additional Liabilities
Schedule 1.01(i)       -           Certain Excluded Liabilities
Schedule 1.01(j)       -           Arch Product Lines
Schedule 2.08          -           Guarantees
Schedule 3.04          -           Contract Provisions

                         DISTRIBUTION AGREEMENT dated as of [          ], 1999,
               between OLIN CORPORATION, a Virginia corporation ("Olin"), and ARCH CHEMICALS, INC., a Virginia corporation ("Arch").


          WHEREAS, the Board of Directors of Olin has deter mined to distribute to the holders of shares of Common Stock, par value $1 per share, of Olin (the "Olin Common Stock") all the outstanding shares of Common Stock, par value $1 per share, of Arch (the "Arch Common Shares");

          WHEREAS, it is the intention of the parties that the Distribution (as defined below) will be a tax-free transaction pursuant to Sections 355 and 368(a)(1)(D) of the Code (as defined below), such that no gain or loss shall be recognized by the shareholders of Olin for federal income tax purposes as a result of the Distribution; and

          WHEREAS, it is desirable to allocate and assign responsibility for various matters affecting the activities of Arch and to set forth the principal corporate transactions required to effect such distribution and other agreements that will govern certain other matters following the Distribution.


          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  Definitions
                                  -----------

          SECTION 1.01.  Definitions.  As used in this Agreement, the following
                         ------------
terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Action" shall mean any claim, action, order, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative official, agency, body or commission or any arbitration tribunal, including any claims or contract disputes concerning any governmental contract.

          "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indi-rectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

          "Agent" shall mean ChaseMellon Shareholder Services, L.L.C.

          "Agreement" shall mean this Distribution Agreement.

          "Ancillary Agreements" shall mean all of the written agreements, instruments, assignments or other written arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including (i) the Tax Sharing Agreement; (ii) the Chlor-Alkali Supply Agreement;
(iii) the Charleston Services Agreement; (iv) the Covenant Not to Compete Agreement; (v) the Intellectual Property Transfer and License Agreement; (vi) the Transition Services Agreement; (vii) the International Transition Services Agreements; (viii) the Trade Name License Agreement; (ix) the Employee Benefits Agreement; (x) the Information Technology Services Agreement; (xi) the Novation Agreements; (xii) the Lake Charles Operating Agreement; (xiii) the Charleston Operating Agreement; (xiv) the Hydrazine Operating Agreement; (xv) the McIntosh Services Agreement; (xvi) the Sublease; and (xvii) the International Transfer Agreements.

          "Arch Assets" shall mean, collectively, all the Assets of Olin and its Subsidiaries primarily related to the Arch Business, including: (i) all Assets included on the Arch Balance Sheet or the accounting records supporting the Arch Balance Sheet, and all Assets acquired between September 30, 1998 and the Distribution Date which would have been included on the Arch Balance Sheet had they been owned on September 30, 1998; (ii) all Assets primarily related to the Arch Business, which are owned, leased, licensed or held by Olin or Arch or any of their respective Affiliates on the Distribution Date; (iii) the real property (including the buildings, fixtures and improvements located thereon) listed on
Schedule 1.01(a); (iv) all of the outstanding shares of all classes of capital stock of the Subsidiaries of Arch to the extent owned by Olin or any of its Affiliates; (v) the partnership, joint venture and other equity interests listed on Schedule 1.01(b); (vi) subject to Section 2.01(c), the Assigned Contracts;
(vii) those books and records to be delivered to Arch and rights of access to other books and records as provided in Article IV of this Agreement; (viii) the rights of Arch under the Company Policies as provided in Article VI of this Agreement; (ix) subject to Section 6.02(d), all rights, benefits and privileges under the Hunt Policies; (x) any pension Assets, pension funds or other Assets expressly contemplated to be transferred, licensed or otherwise made available to Arch pursuant to the Employee Benefits Agreement or any of the other Ancillary Agreements; (xi) the Intellectual Property that is to be transferred to Arch pursuant to the Intellectual Property Transfer and License Agreement, subject to the limitations set forth in such agreement; (xii) all of the Assets listed on Schedule 1.01(c); provided, however, that none of the
                                       --------  -------
Assets set forth on Schedule 1.01(d) shall constitute Arch Assets.

          "Arch Balance Sheet" shall mean the combined balance sheet of Arch as of September 30, 1998, as set forth in the Information Statement.

          "Arch Business" shall mean the specialty chemical businesses of Olin, which includes (i) the microelectronic chemicals business, (ii) the water chemicals business (which includes, among other things, Water Treatment) and
(iii) the performance chemicals business, in each case, as conducted by Olin and its Subsidiaries as of the Distribution Date and as described more fully in the Information Statement; provided, however, that none of the businesses set forth
                       --------  -------
on Schedule 1.01(e) shall constitute an Arch Business.

          "Arch Division Employee" shall mean any individual (x) who (i) becomes an active employee of Arch at or following the Distribution Date and (ii) at all times prior to the Distribution Date while employed by Olin was employed solely as a division employee in the Arch Business and never as an Olin Corporate Employee or (y) who (i) is not employed by Olin or Arch at or following the Distribution Date and (ii) at all times prior to the Distribution Date for the period of time that such individual was employed by Olin, was employed by Olin solely as a division employee in the Arch Business and never as an Olin Corporate Employee.

          "Arch Liabilities" shall mean the following Liabilities, in each case excluding the Excluded Liabilities: (i) all the Liabilities of Arch and its Subsidiaries under this Agreement and any of the Ancillary Agreements; (ii) all the Liabilities (other than Liabilities in respect of (w) Environmental Matters,
(x) Litigation Matters, (y) Disability Matters and (z) Employment Matters) of the parties hereto or their respective Subsidiaries arising after the Distribution Date out of or in connection with or otherwise relating to the activities, business, operations, status, management or conduct before, on or after the Distribution Date of the Arch Business or the Arch Assets; (iii) all the Liabilities set forth on the Arch

Balance Sheet (or reflected in the notes thereto), and Liabilities incurred by Olin or Arch or any of their Affiliates between September 30, 1998 and the Distribution Date as and to the extent they would have been included on the Arch Balance Sheet had they been incurred or arisen on or prior to September 30, 1998; (iv) all Liabilities under the Credit Agreement; (v) all Liabilities relating to the Litigation Matters set forth on Schedule 1.01(f); (vi) the Liabilities set forth on Schedule 1.01(g); (vii) the Liabilities set forth on
Schedule 1.01(h); (viii) the Liabilities specifically allocated to Arch pursuant to the Employee Benefits Agreement; (ix) the Liabilities in respect of Actions relating to Disability Matters asserted after the Distribution Date by any former Olin employees whose long-term disability obligations are assumed by Arch under the Employee Benefits Agreement; and (x) the Liabilities in respect of Actions relating to Employment Matters asserted after the Distribution Date involving claims made by an Arch Division Employee regarding an action or omission on the part of another Arch Division Employee.

          "Arch Off-Site Disposal Matter" shall mean the disposal, arrangement for disposal or transportation by Olin, its Subsidiaries or toll manufacturers for any of them, prior to the Distribution Date, of Hazardous Materials of the Arch Business at or to a landfill, dump, surface impoundment or other surface location (excluding any location on or at the facilities or properties of Olin or Arch) that, as between Olin and Arch, is being used exclusively by Arch, its Subsidiaries or toll manufacturers (acting in connection with the Arch Business) for any of them at or after the Distribution Date and had been used exclusively in connection with the Arch Business at all times prior to the Distribution Date.

          "Arch Product Lines" shall have the meaning assigned to such term on
Schedule 1.01(j).

          "Arch Properties" shall mean the land, buildings and improvements either owned or leased by Arch or any of its Subsidiaries (including property being used by a person who is a toll manufacturer for Arch or any of its Subsidiaries), in each case immediately following the Distribution Date or which is transferred to Arch or any of its Subsidiaries in connection with the Distribution, other than the Arch Shared Sites and Arch Sites.

          "Arch Shared Sites" shall mean the property owned by Arch immediately following the Distribution Date located at (i) Lake Charles, Louisiana, (ii) Charleston, Tennessee and (iii) McIntosh, Alabama, in each case, operated in connection with the Arch Business.

          "Arch Sites" shall mean (i) the Doe Run plant in Brandenburg, Kentucky, (ii) the B.V. Swords plant in Dublin, Ireland, (iii) the Aqua Chlor HTH plant in Chloorkop, South Africa and (iv) the Biocides plant (including the quarry) in Rochester, New York.

          "Articles" shall mean the Amended and Restated Articles of Incorporation of Arch, substantially in the form attached hereto as Exhibit A.

          "Asset" shall mean any and all assets and properties, tangible or intangible, real or personal, including the following: (i) cash, notes and accounts and notes receivable (whether current or non-current); (ii) certificates of deposit, banker's acceptances, stock, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, voting-trust certificates, fractional undivided interests in oil, gas or other mineral rights, puts, calls, straddles, options and other securities of any kind; (iii) intangible property rights, inventions, discoveries, know-how, United States and foreign patents and patent applications, trade secrets, confidential information, registered and unregistered trademarks, service marks, service names, trade styles and trade names and associated goodwill, statutory, common law and registered copyrights, applications for any of the foregoing; rights to use the foregoing and other rights in, to and under the foregoing; (iv) rights under leases, contracts, licenses, permits, distribution arrange ments, sales and purchase agreements, other agreements and business arrangements; (v) real estate and buildings and other improvements thereon; (vi) leasehold improvements, fixtures, trade fixtures, machinery, equipment (including transportation and office equipment), tools, dies and furniture; (vii) office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind; (viii) computer equipment and soft ware;
(ix) raw materials, work-in-process, finished goods, consigned goods and other inventories; (x) prepayments or prepaid expenses; (xi) claims, causes of action, choses in action, rights under express or implied warranties, rights of recovery and rights of setoff of any kind; (xii) the rights to receive mail, payments on accounts receivable and other communications; (xiii) lists of customers, records pertaining to customers and accounts, personnel records, lists and records pertaining to customers, suppliers and agents, and books, ledgers, files and business records of every kind; (xiv) advertising materials and other printed or written materials; (xv) goodwill as a going concern and other intangible properties; (xvi) employee contracts, including any rights thereunder to restrict an employee from competing in certain respects; and (xvii) licenses and authorizations issued by any governmental authority.

          "Assigned Contract" shall mean (x) any Contract that in Olin's sole judgment relates exclusively to the Arch Business ("Exclusive Assigned Contracts") and (y) with respect to any Contract that relates, but does not in Olin's sole judgment relate exclusively, to the Arch Business ("Partial Assigned Contracts"), the portion, if any, of such Partial Assigned Contract that, in Olin's sole judgment, relates to the Arch Business (the "Arch Portion").

          "By-laws" shall mean the By-laws of Arch, substantially in the form attached hereto as Exhibit B.

          "Charleston Services Agreement" shall mean the Charleston Services
Agreement dated as of [   ], 1999, between Olin and Arch.

          "Charleston Operating Agreement" shall mean the Operating Agreement -
Charleston Steam Generating Facilities dated as of [      ], 1999, between Olin
and Arch.

          "Chlor-Alkali Supply Agreement" shall mean the Chlor-Alkali Supply
Agreement dated as of [     ], 1999, between Olin and Arch.

          "Claims Administration" shall mean (i) the processing of claims made under Company Policies and Hunt Policies, including the reporting of claims and occurrences to the appropriate insurance carriers and the collection of the proceeds of such policies, (ii) in the case of the Arch Business, the reporting to Olin of any losses or claims which may cause the per-occurrence deductible or self-insured retention or limits of any Company Policy to be exceeded and (iii) in the case of the Olin Business, the reporting to Arch of any loss or claim asserted by Olin under the Hunt Policies.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

          "Commission" shall mean the Securities and Exchange Commission.

          "Company Policies" shall mean all Policies, current or past, under which Olin or any Subsidiary, Affiliate or predecessor of Olin is a named insured; provided, however, that Company Policies shall not include the Hunt
         --------  -------
Policies.

          "Contract" shall mean a contract, agreement, lease or commitment of Olin or any of its Subsidiaries, in each case, entered into prior to the Distribution Date.

          "Covenant Not to Compete Agreement" shall mean the Covenant Not to
Compete Agreement dated as of [     ], 1999, between Olin and Arch.

          "Credit Agreement" shall mean, collectively, (i) the 364-Day Credit
Agreement dated as of [      ], 1999, among Arch, Olin, the Lenders party
thereto, Bank of America, National Trust and Savings Association, as Syndication Agent, Wachovia Bank of Georgia, N.A., as Documentation Agent, The Chase Manhattan Bank, as Administrative Agent and Chase Securities Inc., as Arranger
and (ii) the Five-Year Credit Agreement dated as of [     ], 1999 among Arch,
Olin, the Lenders party thereto, Bank of America, National Trust and Savings Association, as Syndication Agent, Wachovia Bank of Georgia, N.A., as Documentation Agent, The Chase Manhattan Bank, as Administrative Agent and Chase Securities Inc., as Arranger.

          "Disability Matters" shall mean matters relating to the eligibility, qualification or payment of long-term disability benefits by Olin or its Subsidiaries.

          "Distribution" shall have the meaning specified in Section 3.03.

          "Distribution Date" shall mean February [ ], 1999, or such other date as may hereafter be determined by the Olin Board as the date on which the Distribution shall be deemed effective.

          "Distribution Record Date" shall mean January [ ], 1999, or such other date as may hereafter be determined by the Olin Board as the record date for the Distribution.

          "Employee Benefits Agreement" shall mean the Employee Benefits
Allocation Agreement dated as of [     ], 1999, between Olin and Arch.

          "Employment Matters" shall mean any and all claims relating to employment discrimination matters including but not limited to claims of wrongful discharge or claims of discriminatory treatment based upon any one or combination of the factors of sex, race, religion, sexual orientation, handicap or national origin, arising under federal, state or local law, whether such claims arise due to common law (whether arising in tort or contract) or by constitution, statute or ordinance.

          "Environmental Laws" shall mean any and all applicable treaties, laws, regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, variances, permissions, notices or binding agreements issued, promulgated or entered into at any time by any Governmental Entity, relating to the environment, preservation or reclamation of, or damage to, natural resources, or to the management, release, threatened release of, or exposure to, Hazardous Materials.

          "Environmental Matters" shall mean (i) in connection with any Environmental Law, any noncompliant condition existing at or prior to the Distribution Date of records, permits, filings, notifications, facilities or equipment, (ii) in connection with any Environmental Law, any condition of, or substances, facilities or equipment in or under the soil, surface water or groundwater existing at or prior to the Distribution Date which has required, is requiring or may in the future require investigation, mitigation, remediation, monitoring or cleanup or (iii) Third Party Exposure Claim.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Excluded Liabilities" shall mean (i) any Liabilities related to Assets of Olin and its Subsidiaries that do not constitute Arch Assets (except as otherwise expressly set forth herein), (ii) all Liabilities arising out of, in connection with, or relating to (A) the Olin Sites or the Olin Retained Shared Site Environmental Liabilities, (B) the management or conduct before, on or after the Distribution Date of the Olin Business or (C) the historical and no longer active businesses of Olin and its Subsidiaries and (iii) the Liabilities set forth on Schedule 1.01(i).

          "Form 10" shall mean the registration statement on Form 10 filed by Arch with the Commission to effect the registration of the Arch Common Shares under the Exchange Act, as such registration statement may be amended from time to time.

          "Hazardous Materials" shall mean all explosive or regulated radioactive materials, hazardous or toxic materials, substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials or chemicals regulated pursuant to any Environmental Law.

          "Hunt" shall mean Philip A. Hunt Chemical Corporation.

          "Hunt Policies" shall mean all Policies issued to Hunt.

          "Hydrazine Operating Agreement" shall mean the Operating Agreement -
Hydrazine Blending Facility dated as of [      ], 1999, between Olin and Arch.

          "Indemnifiable Losses" shall have the meaning specified in Section
7.01.

          "Information Statement" shall mean the Information Statement dated [ ], 1999, sent to the holders of shares of Olin Common Stock in connection with the Distribution, including any amendment or supplement thereto.

          "Information Technology Services Agreement" shall mean the Information
Technology Services Agreement dated as of [    ], 1999, between Olin and Arch.

          "Insured Claims" shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any Company Policy or Hunt Policy, whether or not subject to deductibles, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Company Policy or Hunt Policy limits, including aggregates.

          "Intellectual Property" shall mean (i) patents (including all reissues, divisions, continuations and extensions thereof), patent licenses and patent applications, (ii) trademarks, trademark rights, trademark licenses, trademark registrations, servicemarks, trademark registration applications (filed or unfiled) and trade names and (iii) copyrights and copyright licenses.

          "Intellectual Property Transfer and License Agreement" shall mean the
Intellectual Property Transfer and License Agreement dated as of [     ], 1999,
between Olin and Arch.

          "International Transfer Agreements" shall mean those certain
International Transfer Agreements each dated as of [     ], 1999, between Olin
and Arch, and relating to Brazil, Canada, South Korea and Singapore.

          "International Transition Services Agreements" shall mean the
Transition Services Agreements-International dated as of [      ], 1999, between
Olin or its Subsidiaries on the one hand, and Arch or its Subsidiaries on the other hand.

          "Lake Charles Operating Agreement" shall mean the Operating Agreement
- Lake Charles Caustic Terminal dated as of [      ], 1999, between Olin and
Arch.

          "Liabilities" shall mean any and all debts, lia bilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any court, any governmental or other regulatory or administrative agency or commission or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking.

          "Litigation Matters" shall mean actual, threatened or future litigation, investigations, claims or other legal matters that may have been or may be asserted against or otherwise adversely affect, Olin and/or Arch or the respective Subsidiaries of either of them.

          "McIntosh Services Agreement" shall mean the Services Agreement for
A50 Plant at McIntosh dated as of [     ], 1999, between Olin and Arch.

          "Novation Agreements" shall mean the Novation Agreements dated as of [ ], 1999, among Olin, Arch and the United States.

          "NYSE" shall mean The New York Stock Exchange, Inc.

          "Olin Board" shall mean the Board of Directors of Olin.

          "Olin Business" shall mean the businesses of any division, Subsidiary or investment of Olin (other than the Arch Business) managed or operated prior to the Distribution Date by any such business entity.

          "Olin Corporate Employee" shall mean an individual who was at any time, a corporate employee or on the "corporate" payroll of Olin.

          "Olin Liabilities" shall mean collectively, (i) all the Liabilities of Olin and its Subsidiaries (excluding Arch and its Subsidiaries) under this Agreement and any of the Ancillary Agreements, (ii) Excluded Liabilities, and
(iii) all the Liabilities (whenever arising whether prior to, at or following the Distribution Date) of the parties hereto or their respective Subsidiaries that do not constitute Arch Liabilities.

          "Olin Properties" shall mean all land, buildings and improvements owned or leased by Olin or any of its Subsidiaries (including property being used by a person who is a toll manufacturer for Olin or any of its Subsidiaries) at any time other than the Arch Properties, Arch Shared Sites or Arch Sites.

          "Olin Retained Shared Site Environmental Liabilities" shall mean all Liabilities in respect of those Environmental Matters that (i) are known to Olin or any of its Subsidiaries at or prior to the Distribution Date and relate to any Arch Shared Site or (ii) in the case of the Arch Shared Site located in Lake Charles, Louisiana relate to the plant and other assets sold to Bio-Lab, Inc.

          "Olin Site" shall mean any site or location that is known to Olin or any of its Subsidiaries at or prior to the Distribution Date to be or have been the subject of any Environmental Matter other than the Arch Sites and Arch Properties.

          "person" shall mean any natural person, corpora tion, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

          "Policies" shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, environmental impairment, director and officer, health, automobile, aircraft, property and casualty, workers' compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

          "Rights Plan" shall mean the Rights Agreement dated as of [     ],
1999, between Arch and ChaseMellon Shareholder Services, L.L.C., as rights agent, substantially in the form attached hereto as Exhibit C.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Sublease" shall mean the Sublease dated as of [         ], 1999,
between Olin and Arch relating to the office space at 501 Merritt 7, Norwalk, Connecticut.

          "Subsidiary" shall mean any corporation, partner ship or other entity of which another entity (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons per forming similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership or other entity shall or might have such voting power upon the occurrence of any contingency) or (ii) is a general partner or an entity performing similar functions (e.g., a trustee). For all purposes hereof, the term "Subsidiary",
           ----
when used to refer to Subsidiaries of Olin, shall be deemed to include Arch and its Subsidiaries, unless the context otherwise requires.

          "Tax" shall mean all Federal, state, local and foreign taxes and assessments, including all interest, penalties and additions imposed with respect to such amounts.

          "Tax Sharing Agreement" shall mean the Tax Sharing Agreement dated as
of [     ], 1999, between Olin and Arch.

          "Third Party Exposure Claim" shall mean a written claim by any third party alleging personal injury or property damage from, exposure to, or the release, discharge or migration of, Hazardous Materials.

          "Trade Name License Agreement" shall mean the Trade Name and Trademark
License Agreement dated as of [     ], 1999, between Olin and Arch.

          "Transition Services Agreement" shall mean the Services Agreement
dated as of [     ], 1999, between Olin and Arch.

          "Water Treatment" shall have the meaning assigned to such term in the Covenant Not to Compete Agreement.

                                   ARTICLE II

             Certain Transactions at or Prior to the Distribution;
             -----------------------------------------------------
                               Certain Covenants
                               -----------------

          SECTION 2.01.  Certain Transactions. (a)  Contribution and Transfer of
                         ---------------------      ----------------------------
Assets.  At or prior to the Distribution Date:
-------

          (i) Olin shall contribute to Arch the business entities that are to comprise the Arch Business (to the extent they are not owned by Arch or any of its Subsidiaries).

          (ii) Olin shall, on behalf of itself and its Subsidiaries, transfer to Arch effective as of the Distribution Date all of Olin's and its Subsidiaries' right, title and interest in and to the Arch Assets.

          (b)  Assumption and Satisfaction of Liabilities. Except as otherwise
               -------------------------------------------
specifically set forth in any Ancillary Agreement, from and after the Distribution Date, (i) Olin shall, and shall cause its Subsidiaries to, assume, pay, perform and discharge all Olin Liabilities, and (ii) Arch shall, and shall cause its Subsidiaries to, assume, pay, perform and discharge all Arch Liabilities.

          (c)  Transfer of Agreements; Consent.  (i)  Olin hereby agrees that at
               --------------------------------
or prior to the Distribution Date or as soon as reasonably practicable thereafter, subject to the limitations set forth in this Section 2.01(c) and the terms of the Ancillary Agreements, it will, and it will cause its Subsidiaries (other than Arch or any of its Subsidiaries) to, assign, transfer and convey to Arch (or to one of Arch's designated Subsidiaries) all of Olin's and each such Sub sidiary's respective right, title and interest in and to all Exclusive Assigned Contracts.

          (ii) Subject to the provisions of this Section 2.01(c) and the terms of the Ancillary Agreements, with respect to Partial Assigned Contracts, on or prior to the Distribution Date or as soon as reasonably practicable thereafter
(A) Olin shall use reasonable efforts to cause each such Partial Assigned Contract to be divided into separate contracts for each of the Olin Business and the Arch Business or (B) if such a division is not possible, Olin shall cause the Arch Portion of such Partial Assigned Contract to be assigned to Arch, or otherwise to cause the same economic and business terms to govern with respect to such Arch Portion (by subcontract, sublicense or otherwise).

          (iii) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assigned Contract, in whole or in part, or any rights thereunder if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of the assignee (the "Assignee") thereof. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any party hereto so that the Assignee would not, in fact, receive all such rights, the parties will cooperate with each other in any alternative arrangement designed to provide for the Assignee the benefits of, and to permit the Assignee to assume liabili ties under, any such Assigned Contract. The parties hereto shall use commercially reasonable efforts to obtain required consents to assignment of Assigned Contracts hereunder.

          (d)  Stock Issuance to Olin.  At or prior to the Distribution Date,
               -----------------------
Arch shall issue to Olin a number of newly issued, fully paid and non-assessable Arch Common Shares, in exchange for the contribution of the Arch Business and the Arch Assets, required to effect the Distribution.

          (e)  Charter; By-Laws; Rights Plan.  At or prior to the Distribution
               ------------------------------
Date, all necessary action shall have been taken to provide for the adoption by Arch of the Articles, the By-laws and the Rights Plan.

          (f)  Directors.  At or prior to the Distribution Date, (i) Olin, as
               ----------
the sole shareholder of Arch, shall have taken all necessary action to elect, or cause to be elected, to the Board of Directors of Arch the individuals identified in the Information Statement as directors of Arch, such elections to
be effective on or prior to [          ], 1999 and (ii) once elected, the Board
of Directors of Arch shall select such other individuals to be designated as directors of Arch as the Board of Directors of Arch shall decide.

          (g)  Registration and Listing.  Prior to the Distribution Date:
               ------------------------

          (i) Olin and Arch shall prepare, and Arch shall file with the Commission, the Form 10, which includes or incorporates by reference the Information Statement. Olin and Arch shall use reasonable efforts to cause the Form 10 to become effective under the Exchange Act as promptly as reasonably practicable.

          (ii) Olin and Arch shall prepare, and Arch shall file and seek to make effective, an application to permit listing of the Arch Common Shares on the NYSE, subject to official notice of issuance.

          (iii) Olin and Arch shall prepare, and Olin shall mail to the holders of shares of Olin Common Stock on the Distribution Record Date, the Information Statement, which shall set forth appropriate disclosure concerning Arch, the Distribution and other matters.

          (iv) Olin and Arch shall use reasonable efforts to take all such action as may be necessary or appropriate under the state securities or blue sky laws in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

          (v) Olin and Arch shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereof which are necessary or appropriate in order to effect the transactions contemplated hereby or to reflect the establishment of, or amendments to, any employee benefit and other plans contemplated by the Employee Benefits Agreement requiring registration under the Securities Act.

          (h)  Certain Licenses and Permits.  At or prior to the Distribution
               -----------------------------
Date or as soon as reasonably practicable thereafter, all transferrable licenses, permits and authorizations issued by governmental or regulatory entities which relate to the Arch Business but which are held in the name of Olin or any of its Subsidiaries (other than Arch or any of its Subsidiaries), or any of their respective employees, officers, directors, stockholders, agents, or otherwise, on behalf of Arch (or its Subsidiaries) shall be duly and validly transferred by Olin to Arch (or its Subsidiaries).

          (i)  Lease Amendments.  At or prior to the Distribution Date,
               -----------------
amendments shall be executed to each of the leases to which Olin is a party and which provide for the lease of real or personal property representing Arch Assets or relating to the Arch Business which amendments will provide for the substitution of Arch for Olin as lessee or lessor, as the case may be, and to the extent agreeable to the other party to the lease excuse Olin from any further Liabilities or responsibilities with respect thereto.

          (j)  Other Transactions.  At or prior to the Distribution Date, Olin
               -------------------
and Arch shall have consummated
those other transactions in connection with the Distribution that are contemplated by the Information Statement and not specifically referred to in subparagraphs (a)-(i) above.

          SECTION 2.02.  Financing.  Each of the parties hereto shall take all
                         ----------
actions necessary to arrange for the Credit Agreement and to cause Arch to assume Olin's rights and obligations under the Credit Agreement immediately prior to the Distribution Date, provided that Olin shall have no obligation to guarantee or otherwise provide credit support or enhancement for the obligations of Arch under the Credit Agreement.

          SECTION 2.03.  Operations in Ordinary Course. Each of Olin and Arch
                         ------------------------------
agrees that, except as otherwise provided in any Ancillary Agreement or this Agreement, during the period from the date of this Agreement through the Distribution Date, it will, and will cause their respective Subsidiaries during such period to, conduct its business in a manner substantially consistent with current and past operating practices and in the ordinary course, including with respect to the payment and administration of accounts payable and the administration of accounts receivable, the purchase of capital Assets and equipment and the management of inventories.

          SECTION 2.04.  Capital Structure.  Each of Olin and Arch agrees to use
                         ------------------
commercially reasonable efforts to achieve both an allocation of consolidated indebtedness of Olin and a capital structure of Arch which substantially reflects the capital structure after the Distribution of Arch set forth in the Information Statement under the heading "Capitalization".

          SECTION 2.05.  Resignations.  Olin shall cause all its directors,
                         -------------
officers and employees to resign, effective as of [     ], 1999, from all
positions as officers of Arch or as officers or directors of any Subsidiary of Arch in which they serve. Olin shall also cause the directors of Olin referred to in the Information Statement to resign as directors of Olin, effective as of
[          ], 1999.  Arch shall cause all its employees to resign, effective as
of [     ], 1999, from all positions as officers of Olin or as officers or directors of any Subsidiary of Olin (other than Arch or its Subsidiaries) in which they serve.

          SECTION 2.06.  Further Assurances.  In case at any time after the
                         -------------------
Distribution Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, the officers of each party to this Agreement shall take all such necessary action. Without limiting the foregoing, Olin and Arch shall use commercially reasonable efforts to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including all applicable governmental and regulatory filings and novations.

          SECTION 2.07.  No Representations or Warranties. Each of the parties
                         ---------------------------------
hereto understands and agrees that, except as otherwise expressly provided herein or in any Ancillary Agreement, no party hereto is, in this Agreement, in any Ancillary Agreement or in any other agreement or document contemplated by this Agreement or otherwise, making any representation or warranty whatsoever, including as to title, value or legal sufficiency. It is also agreed and understood that all Assets either transferred to or retained by the parties, as the case may be, shall be "as is, where is" and that (subject to Section 2.06) the party to which such Assets are to be transferred hereunder shall bear the economic and legal risk that any conveyances of such Assets shall prove to be insufficient or that such party's or any of its Subsidiaries' title to any such Assets shall be other than good and marketable and free from encumbrances. Similarly, each party hereto understands and agrees that no party hereto is, in this Agreement, in any Ancillary Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable agreements or the requirements of any or all applicable laws or judgments, it being agreed and understood that the party to which any Assets are transferred shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of laws or judgments are not complied with.

          SECTION 2.08.  Elimination of Guarantees.  Except as otherwise
                         --------------------------
specified in any Ancillary Agreement, Olin and Arch shall use their commercially reasonable efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, Olin and each of its Subsidiaries (other than Arch or its Subsidiaries) removed as guarantor of or obligor for any Arch Liability or Liabilities, including in respect of those guarantees set forth on Schedule
2.08. To the extent that Olin or any of its Subsidiaries (other than Arch or its Subsidiaries) cannot be removed as guarantor of or obligor for any such Arch

Liability or Liabilities, Arch agrees that, notwithstanding any contrary provision contained in any Novation Agreement referred to in Schedule 2.08, until such Arch Liability or Liabilities shall have been discharged in full, Arch will take no action, and will not permit any of its Subsidiaries to take any action, which will have the effect of increasing the contingent liability or exposure of Olin or any of its Subsidiaries (other than Arch or its Subsidiaries) with respect to such Arch Liability or Liabilities without Olin's prior written consent; provided, however, that with respect to any guarantee arising in connection with any Novation Agreement referred to in Schedule 2.08, Arch may modify (but not extend) the U.S. Government contracts relating to such Novation Agreements without Olin's prior written consent provided such modification is made in good faith and is commercially reasonable and does not unreasonably increase Olin's contingent liability or risk with respect thereto under such Novation Agreement taking into account the facts and circumstances at the time of the modification.

          SECTION 2.09  Intercompany Accounts.  All intercompany receivables,
                        ---------------------
payables and loans existing immediately prior to the Distribution between Olin and its Subsidiaries (other than Arch or its Subsidiaries), on the one hand, and Arch and its Subsidiaries, on the other hand, shall be deemed canceled, settled and discharged immediately prior to the Distribution.

          SECTION 2.10.  Transfers Not Effected Prior to Distribution Date;
                         --------------------------------------------------
Transfers Deemed Effective as of Distribution Date.  To the extent that any
---------------------------------------------------
transfers contemplated by this Article II shall not have been consummated at or prior to the Distribution Date, the parties shall cooperate to effect such transfers as promptly following the Distribution Date as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred; provided, however, that the parties hereto and their respective
             --------  -------
Subsidiaries shall cooperate to seek to obtain any necessary consents or approvals for the transfer of all Assets and Liabilities contemplated to be transferred pursuant to this Article II. In the event that any such transfer of Assets or Liabilities has not been consummated, from and after the Distribution Date the party retaining such Asset or Liability shall hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) or retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and take such other action as may be reasonably requested by the party to whom such Asset is to be trans ferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as is reasonably possible, in the same position as would have existed had such Asset or Liability been transferred as contemplated hereby. As and when any such Asset or Liability becomes transferable, such transfer shall be effected forthwith. The parties agree that, as of the Distribution Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibili ties incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

          SECTION 2.11.  Ancillary Agreements.  At or prior to the Distribution
                         ---------------------
Date, each of Olin and Arch shall enter into, and/or (where applicable) shall cause their respective Subsidiaries to enter into, the Ancillary Agreements and any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.


                                  ARTICLE III

                               The Distribution
                               ----------------

          SECTION 3.01.  Distribution Record Date and Distribution Date.
                         -----------------------------------------------
Subject to the satisfaction of the conditions set forth in Section 7.01(a), the Olin Board shall, in its sole discretion, establish the Distribution Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution.

          SECTION 3.02.  The Agent.  Prior to the Distribution Date, Olin shall
                         ----------
enter into an agreement with the Agent providing for, among other things, the Distribution in accordance with this Article III.

          SECTION 3.03.  The Distribution.  On the Distribution Date, Olin shall
                         -----------------
deliver to the Agent, for the benefit of holders of record of shares of Olin Common Stock, one or more stock certificates representing all of the outstanding Arch Common Shares issued to Olin by Arch pursuant to Section 2.01(d), and shall instruct the Agent to distribute through direct registration (i.e., book-entry
                                                              ----
transfer), on or as soon as practicable following the

Distribution Date, such Arch Common Shares to holders of record of shares of Olin Common Stock on the Distribution Record Date on the basis of one Arch Common Share for every two shares of Olin Common Stock (the "Distribution"). The Distribution shall be effective on the Distribution Date. Olin and Arch shall provide the Agent with all information and documents necessary to effect the direct registration of Arch Common Shares.

          SECTION 3.04.  Contract Provisions.  Following the Distribution Date,
                         --------------------
Arch agrees to be bound by certain provisions of the Contracts set forth in
Schedule 3.04 to the extent such provisions are applicable to Arch.


                                   ARTICLE IV

                             Access to Information
                             ---------------------

          SECTION 4.01.  Provision of Corporate Records.  (a)  After the
                         -------------------------------
Distribution Date, upon the prior written request by Arch for specific and identified agreements, documents, books, records or files, including computer files, microfiche, tape recordings and photographs (collectively, "Records"), relating to or affecting Arch, Olin shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or the originals thereof if the party making the request has a reasonable need for such originals) in the possession of any member of Olin or any of its Subsidiaries, but only to the extent such items are not already in the possession of the requesting party.

          (b) After the Distribution Date, upon the prior written request by Olin for specific and identified Records relating to or affecting Olin, Arch shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or the originals thereof if the party making the request has a reasonable need for such originals) in the possession of any member of Arch or any of its Subsidiaries, but only to the extent such items are not already in the possession of the requesting party.

          SECTION 4.02.  Access to Information.  From and after the Distribution
                         ----------------------
Date, Olin and Arch shall afford to the other and its authorized accountants, counsel and other designated representatives (including governmental representatives and auditors in connection with governmental claims or audits) reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, books and records of such party and its Subsidiaries insofar as such access is reasonably required by the other party.

          SECTION 4.03.  Reimbursement; Records Retention. (a)  Except to the
                         ---------------------------------
extent otherwise contemplated by any Ancillary Agreement, a party providing Records, access to information or witness services, as the case may be, to the other party under this Article IV shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such out-of-pocket amounts, relating to supplies, disbursements and other out-of-pocket expenses as may be reasonably incurred in providing such Records, access to information or witness services, as the case may be.

          (b) The parties hereto shall comply with such document retention policies as shall be established and agreed to in writing by their respective authorized officers on or prior to the Distribution Date in respect of Records and related matters.

          SECTION 4.04.  Witness Services.  At all times from and after the
                         -----------------
Distribution Date, each of Olin and Arch shall use commercially reasonable efforts to make available to each other, upon written request, its and its Subsidiaries' officers, directors, employees and agents as witnesses to the extent that (i) such persons may reasonably be required in connection with the prosecution or defense of any Action in which the requesting party may from time to time be involved and (ii) there is no conflict in the Action between the requesting party and itself. The employing party agrees that such witness shall be made available to the requesting party upon reasonable notice to the same extent that such employing party would have made such witness available if the Distribution had not occurred.

          SECTION 4.05.  Confidentiality.  Each of Olin and its Subsidiaries and
                         ----------------
Arch and its Subsidiaries shall not use or permit the use of (without the prior written consent of the other) and shall hold, and shall cause its consultants and advisors to hold, in strict confidence, all information concerning the other parties in its possession, its custody or under its control (except to the extent that (A) such information has been in the public domain or becomes part of the public domain through no fault of such party, (B) such information has been later lawfully acquired from other sources by such party without an obligation of confidence, (C) this Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto permits the use or disclosure of such information, (D) such information is requested by the Commission (i) to be provided supplementally to the Commission or (ii) to be provided in any document filed with the Commission, provided, that in the case
                                                    --------
of this clause (ii), the party providing such information to the Commission shall first consult with the other party prior to, but shall not be prohibited from making, such disclosure or (E) such information is independently developed by such party without reference to such information) to the extent such information (x) relates to the period up to the Distribution Date, (y) relates to any Ancillary Agreement or (z) is obtained in the course of performing services for the other party pursuant to any Ancillary Agreement, and each party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other person, except such party's auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such party has used commercially reasonable efforts to consult with the other affected party or parties prior to such disclosure. To the extent that a party hereto is compelled by judicial or administrative process to disclose such information under circumstances in which any evidentiary privilege would be available, such party agrees to assert such privilege in good faith prior to making such disclosure. Each party hereto agrees to consult with the other party in connection with any such judicial or administrative process, including in determining whether any privilege is available, and further agrees to allow such party and its counsel to participate in any hearing or other proceeding (including any appeal of an initial order to disclose) in respect of such disclosure and assertion of privilege. Each of Olin and Arch intends that the transactions contemplated hereby and by the Ancillary Agreements and any transfer of information in connection therewith shall not operate as a waiver of any potentially applicable privilege.


                                   ARTICLE V

                               Dispute Resolution
                               ------------------

          SECTION 5.01.  Dispute Resolution.  (a)  In the event of a
                         -------------------
controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement, including any claim based on contract, tort, statute or constitution (collectively, "Agreement Disputes"), the General Counsels (or their designees) of the relevant parties shall negotiate, commencing within 30 days of the occurrence of such Agreement Dispute, in good faith for a reasonable period of time to settle such Agreement Dispute.

          (b) If after such reasonable period such General Counsels (or their designees) are unable to settle such Agreement Dispute (and in any event after 60 days have elapsed from the time the relevant parties began such negotiations), such Agreement Dispute shall be determined, at the request of any relevant party, by arbitration conducted in New York City, before and in accordance with the then-existing Rules for Commercial Arbitration of the American Arbitration Association (the "Rules"), and any judgment or award rendered by the arbitrator shall be final, binding and nonappealable (except upon grounds specified in 9 U.S.C. (S)10(a) as in effect on the date hereof), and judg ment may be entered by any state or Federal court having jurisdiction thereof in accordance with Section 8.21 hereof. Unless the arbitrator otherwise determines, the pre-trial discovery of the then-existing Federal Rules of Civil Procedure and the then-existing Rules 46 and 47 of the Civil Rules for the United States District Court for the Southern District of New York shall apply to any arbitration here under. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitra tion has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article V shall be determined by the arbitrator. The arbitrator shall be a retired or former judge of any United States District Court or Court of Appeals or such other qualified person as the relevant parties may agree to designate, provided such individual has had
                                         --------
substantial professional experience with regard to settling commercial disputes. The parties intend that the provisions to arbitrate set forth herein be valid, enforce able and irrevocable. The designation of a situs or a governing law for this Agreement or the arbitration shall not be deemed an election to preclude application of the Federal Arbitration Act, if it would be applicable. In his award the arbitrator shall allocate, in his discretion, among the parties to the arbitration all costs of the arbitration, including the fees and expenses of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the parties. The undersigned agree to comply with any award made in any such arbitration pro ceedings that has become final in accordance with the Rules and agree to the entry of a judgment in any jurisdiction upon any award rendered in such proceedings becoming final under the Rules. The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, how ever, the arbitrator shall not be entitled
                      --------  --------
to award punitive damages.

                                   ARTICLE VI

                                   Insurance
                                   ---------

          SECTION 6.01.  Coverage.  (a) As of the Distribution Date, coverage of
                         --------
Arch and its Subsidiaries shall cease under current Company Policies, except as provided in this Article VI. From and after the Distribution Date, Arch and its Subsidiaries will be responsible for obtaining and maintaining insurance coverages for their own account. To the extent that Arch bears or incurs Arch Liabilities arising from the activities of Olin or its Subsidiaries prior to the Distribution Date, and which Arch Liabilities are covered by Company Policies, it is the intention of the parties that, without increasing or expanding the risks assumed by the insurer, Arch will have the benefit of such insurance coverage after the Distribution Date. No assignment pursuant to Section 6.02 is intended to increase the liability of any insurer under a Company Policy, and Olin shall be deemed to assign only such coverage as would have been available to Olin in respect of the Arch Business if the Distribution had not occurred.

          (b) To the extent that Olin bears or incurs Olin Liabilities arising from the activities of Hunt prior to the Distribution Date, and which Olin Liabilities are covered by Hunt Policies, it is the intention of the parties that, without increasing or expanding the risks assumed by the insurer, Olin will have the benefit of such insurance coverage after the Distribution Date. No assignment pursuant to Section 6.02 is intended to increase the liability of any insurer under a Hunt Policy, and Arch shall be deemed to assign only such coverage as would have been available in respect of the activities of Hunt if the Distribution had not occurred.

          SECTION 6.02.  Claims Based Upon Pre-Distribution Date Injury; Waiver.
                         -------------------------------------------------------
(a) If (i) prior to the Distribution Date, any person has asserted a claim or instituted a suit, action or proceeding against Olin or Arch, or (ii) subsequent to the Distribution Date, any person shall assert a claim or institute a suit, action or proceeding against Arch or any of its Subsidiaries, in either case, with respect to any injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Distribution Date in the course of or in connection with the conduct of the Arch Business and which injury, loss, liability, damage or expense may constitute an insured or insurable occurrence under one or more Company Policies, Olin shall be deemed, without need of further documentation, to assign to Arch or any of its Subsidiaries an interest in the relevant Company Policies (unless such assignment would render Olin's coverage for such occurrence thereunder void), subject to any limitations or obligations of Arch contemplated by this Article VI, if necessary, and then only to the extent necessary, to convey to Arch or any of its Subsidiaries rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to any such claim, suit, action, proceeding, injury, loss, liability, damage or expense; provided, however, that, with respect to Company Policies for which
         --------  -------
Arch has payment obligations pursuant to Section 6.05 or otherwise, Arch and its Subsidiaries shall only have the rights set forth under this Section 6.02(a) with respect to such Company Policies if such payment obligations have been satisfied by Arch.

          (b) If (i) prior to the Distribution Date, any person has asserted a claim or instituted a suit, action or proceeding against Olin, or (ii) subsequent to the Distribution Date, any person shall assert a claim or institute a suit, action or proceeding against Olin, in either case, with respect to any injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Distribution Date in the course of or in connection with the activities of Hunt and which injury, loss, liability, damage or expense may constitute an insured or insurable occurrence under one or more Hunt Policies, Arch shall be deemed, without need or further documentation, to assign to Olin an interest in the relevant Hunt Policies (unless such assignment would render Arch's coverage for such occurrence thereunder void), subject to any limitations or obligations of Olin contemplated by this Article VI, if necessary, and then only to the extent necessary, to convey to Olin rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to any such claim, suit, action, proceeding, injury, loss, liability, damage or expense; provided, however, that, with respect to Hunt Policies for
                   --------  -------
which Olin has payment obligations pursuant to Section 6.05 or otherwise, Olin shall only have the rights set forth under this Section 6.02(b) with respect to such Hunt Policies if such payment obligations have been satisfied by Olin.

          (c) Olin shall at all times retain the Company Policies, together with the rights, benefits and privileges thereunder, including the right to invade or exhaust any Company Policy by submission of claims, settlement or otherwise; provided, that the retention of the Company Policies by Olin is not
           --------
intended to limit, inhibit or preclude any right granted pursuant to Section 6.02(a), and provided further that Section 6.02(a) is not intended to limit,
             ----------------
inhibit or preclude any rights, benefits or privileges Olin may have under Company Policies. Arch hereby specifically agrees that Olin, in its sole discretion, may at any time and without the consent of Arch or any of its Subsidiaries, grant a release, given in good faith, to any insurance carrier absolving such carrier from further liability to Arch pursuant to any Company Policy, only in respect of Litigated Arch Liabilities (as defined below). Olin shall notify Arch of the terms and conditions of any such release prior to its execution. Any release by Olin of coverage obligations under any Company Policy in respect of Arch Liabilities other than or in addition to those in respect of Litigated Arch Liabilities shall require the written consent of Arch, which consent shall not be unreasonably withheld.

          (d) Arch shall at all times retain the Hunt Policies, together with the rights, benefits and privileges thereunder, including the right to invade or exhaust any Hunt Policy by submission of claims, settlement or otherwise;

provided, that the retention of the Hunt Policies by Arch is not intended to
--------
limit, inhibit or preclude any right granted pursuant to Section 6.02(b), and provided further that Section 6.02(b) is not intended to limit, inhibit or
----------------
preclude any rights, benefits or privileges that Arch may have under the Hunt Policies. Arch hereby agrees that Olin, in its sole discretion, may at any time and without the consent of Arch grant a release, given in good faith, to any insurance carrier absolving such carrier from further liability to Arch pursuant to any Hunt Policy only in respect of Litigated Arch Liabilities. Olin shall notify Arch of the terms and conditions of any such release prior to its execution. Any release by Arch of coverage obligations under any Hunt Policy in respect of Olin Liabilities shall require the written consent of Olin, which consent shall not be unreasonably withheld.

          SECTION 6.03.  Administration.  Except as provided in the third
                         ---------------
sentence of this Section 6.03, from and after the Distribution Date, Olin shall be responsible for Claims Administration with respect to Olin Liabilities and Arch or a Subsidiary of Arch, as appropriate, shall be responsible for Claims Administration with respect to Arch Liabilities. Except as provided in the third sentence of this Section 6.03, Olin hereby appoints Arch as its agent and attorney in fact to perform Claims Administration under Company Policies with respect to claims against Olin which are or may give rise to Arch Liabilities, and Arch hereby appoints Olin as its agent and attorney in fact to perform Claims Administration under Hunt Policies with respect to claims against Arch or Hunt which are or may give rise to Olin Liabilities. Notwithstanding the foregoing, Olin shall be responsible for Claims Administration with respect to Arch Liabilities with respect to which Olin is engaged in coverage litigation, as of the Distribution Date, related to environmental remediation, and with respect to Arch Liabilities related to environmental remediation which become known after the Distribution Date, and which Olin shall add to said coverage litigation, if then still pending ("Litigated Arch Liabilities").

          SECTION 6.04.  Insurance Proceeds.  Proceeds received with respect to
                         -------------------
claims made under Company Policies or Hunt Policies shall be paid to Olin with respect to Olin Liabilities and to Arch with respect to Arch Liabilities;

provided, that proceeds received with respect to Litigated Arch Liabilities
--------
shall be allocated between Olin and Arch pro rata based on the remediation related amounts actually expended by the parties in connection therewith.

          SECTION 6.05.  Retrospectively Rated Policies. From and after the
                         -------------------------------
Distribution Date, any additional premiums payable or rebates of premiums previously paid in respect of any retrospectively rated Company Policy shall be paid or collected by Olin. Olin shall be reimbursed by Arch, or shall distribute to Arch, amounts equal to the portion of any such additional premium or rebate, as applicable, which relates to the Arch Business. From and after the Distribution Date, any additional premiums payable or rebates of premiums previously paid in respect of any retrospectively rated Hunt Policy shall be paid or collected by Arch. Arch shall be reimbursed by Olin, or shall distribute to Olin, amounts equal to the portion of any such additional premium or rebate, as applicable, which do not relate to the Arch Business.

          SECTION 6.06.  Agreement for Waiver of Conflict and Shared Defense.
                         ----------------------------------------------------
In the event that Insured Claims of more than one of the parties hereto exist relating to the same occurrence, the parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Section 6.06 shall be construed to limit or otherwise alter in any way the obliga tions of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

          SECTION 6.07.  Cooperation.  The parties hereto agree to use their
                         ------------
commercially reasonable efforts to
cooperate with respect to the various insurance matters contemplated by this Agreement. If the product aggregates in the Company Policies or the Hunt Policies become exhausted, the parties agree to share the losses which otherwise would have been reimbursed by such Policies, but for the exhaustion of such product aggregates, on terms and in proportions that are equitable under the circumstances.



                                  ARTICLE VII

                                Indemnification
                                ---------------

          SECTION 7.01. Indemnification (a)  Arch shall indemnify, defend and
                        ---------------
hold harmless Olin, each Affiliate of Olin and each of their respective directors, officers, employees and agents, and each of the heirs, successors and assigns of any of the foregoing (the "Olin Indemnitees") from and against all claims, damages, losses, liabilities, fines, penalties, costs and expenses (including without limitation reasonable attorneys' fees and disbursements) (collectively, "Indemnifiable Losses") of the Olin Indemnitees arising out of, associated with, or resulting from the Arch Liabilities (including without limitation the failure or alleged failure by Arch to pay, perform or otherwise discharge such Arch Liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before, on or after the Distribution Date.

          (b) Olin shall indemnify, defend and hold harmless Arch, each Affiliate of Arch and each of their respective directors, officers, employees and agents, and each of the heirs, successors and assigns of any of the foregoing (the "Arch Indemnitees") from and against all Indemnifiable Losses of the Arch Indemnitees arising out of, associated with, or resulting from the Olin Liabilities (including without limitation the failure or alleged failure by Olin to pay, perform or otherwise discharge such Olin Liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before, on or after the Distribution Date.

          SECTION 7.02.  Insurance Matters.  The amount which any indemnifying
                         -----------------
party (an "Indemnifying Party") is or may be required to pay to any indemnified party (an

"Indemnified Party") under this Article VII shall be reduced (including without limitation retroactively) by any proceeds of insurance policies or other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Indemnifiable Loss. If an Indemnified Party shall have received the payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss and shall subsequently actually receive proceeds of insurance policies or other amounts in respect of such Indemnifiable Loss, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount actually received (up to but not in excess of the amount of any Indemnity Payment made hereunder). An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions of this Article VII, or have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a benefit they would not otherwise be entitled to receive in the absence of the indemnification provisions hereof by virtue of the indemnification provisions hereof.

          SECTION 7.03.  Procedures for Indemnification.  (a)  Pending Claims.
                         ------------------------------        ---------------
(i) On the Distribution Date, Arch shall assume (or shall cause one of its wholly owned Subsidiaries to assume) (A) the prosecution of all claims of Arch and (B) the defense against all Third Party Claims, in each case, that are listed on Schedule 1.01(f).

          (ii) Arch shall be responsible for attorneys' fees, disbursements and other costs related to the claims set forth in Section 7.03(a)(i) only as and to the extent that such costs are accrued or incurred subsequent to the Distribution Date, and shall not be responsible for any of such costs to the extent accrued or incurred on or prior to the Distribution Date.

          (b)  Third Party Claims.  (i) If a claim or demand is made against an
               ------------------
Indemnified Party by any person who is not a party to this Agreement (a "Third Party Claim") as to which such Indemnified Party is entitled to indemnification pursuant to this Agreement, such Indemnified Party shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within 15 business days) after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that
                                                  --------  -------
failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the

Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within 15 business days) after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

          (ii) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not
                           --------  -------
reasonably objected to by the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnified Party shall have given notice of the Third Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in the defense or prosecution thereof.

          (iii) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for a Third Party Claim, then in no event will the Indemnified Party admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent; provided, however, that the Indemnified Party
                               --------  -------
shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnified Party releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for a Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnified Party completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnified Party; provided, however, that the
                                                  --------  -------
Indemnified Party may refuse to agree to any such settlement, compromise or discharge if the Indemnified Party agrees that the Indemnifying Party's indemnification obligation with respect to such Third Party Claim shall not exceed the amount that would be required to be paid by or on behalf of the Indemnifying Party in connection with such settlement, compromise or discharge.

          (iv) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

          SECTION 7.04  Indemnification Payments.  Indemni fication required by
                        ------------------------
this Agreement, shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnifiable Loss is incurred.

          SECTION 7.05  Other Adjustments.  (a)  The amount of any
                        -----------------
indemnification obligation with respect to any Third Party Claim ("Indemnity Obligation") shall be (x) increased to take into account any net tax cost actually incurred by the Indemnified Party arising from any payments received from the Indemnifying Party (grossed up for such increase) and (y) reduced to take into account any net tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Indemnity Obligation. In computing the amount of such tax cost or tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any payment with respect to an Indemnity Obligation or the incurrence or payment of any Indemnity Obligation.

          (b) In addition to any adjustments required pursuant to Section 7.02 hereof or clause (a) of this Section 7.05, and subject to such clause (a), if the amount of any Indemnity Obligation shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnified Party to the Indemnifying Party up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnity Obligation.

          SECTION 7.06.  Consolidation, Merger, Transfer, or Lease.  Neither
                         -----------------------------------------
Party shall consolidate with or merge into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to any other person unless:

          (a) The person formed by such consolidation or into which said Party is merged or the person which acquires by conveyance or transfer, or which leases the properties and assets of said Party substantially as an entirely shall (i) be a corporation, (ii) be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and (iii) expressly assume, by an instrument satisfactory to the other Party, each and every obligation of said Party to be performed or observed hereunder; and

          (b) Said Party shall have delivered to the other Party a Certificate executed by its Chief Executive Officer and Chief Financial Officer stating that such consolidation, merger, conveyance, transfer or lease complies with this
Section 7.06 and that all conditions precedent herein relating to such transaction have been complied with.

          SECTION 7.07.  Survival.  All the indemnity obligations under this
                         --------
Article VII shall survive indefinitely.


                                  ARTICLE VIII

                                 Miscellaneous
                                 -------------

          SECTION 8.01.  Conditions to Obligations.  (a) The obligations of Olin
                         --------------------------
to consummate the Distribution are subject to the satisfaction (or waiver by the Olin Board) of each of the following conditions:

          (i) all material regulatory approvals necessary to consummate the Distribution shall have been received and be in full force and effect;

          (ii) the transactions contemplated by Article II shall have been consummated in all material respects, to the extent required to be consummated prior to the Distribution;

          (iii) the Form 10 shall have become effective under the Exchange Act, and no stop order or similar Commission proceeding shall be in effect with respect to the Form 10, and no proceeding for that purpose shall have been instituted by the Commission;

          (iv) Arch's Board of Directors, as described in the Information Statement, shall have been elected by Olin, as sole shareowner of Arch, and each of the Articles, the By-laws and the Rights Plan shall be in effect;

          (v) the Arch Common Shares shall have been accepted for listing on the NYSE, subject to official notice of issuance;

          (vi) the Olin Board shall have received an opinion of counsel satisfactory in form and substance to the Olin Board in its sole discretion to the effect that the Distribution will not be taxable to the holders of Olin Common Stock pursuant to Sections 355 and 368(a)(1)(D) of the Code;

          (vii) no order, preliminary or permanent injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect and no other event shall have occurred or failed to occur that prevents consummation of the Distribution;

          (viii)  the Olin Board shall have formally approved the Distribution;
     and

          (ix) each of the Ancillary Agreements shall have been executed and delivered by the applicable parties.

          (b) The foregoing conditions are for the sole benefit of Olin and shall not give rise to any duty on the part of Olin or the Olin Board to waive or not waive such conditions or in any way limit Olin's right to terminate this Agreement as set forth in Section 8.13 or alter the consequences of any such termination from those specified in such Section. Any determination made by the Olin Board prior to the Distribution Date concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 8.01 shall be conclusive.

          SECTION 8.02.  Exhibits and Schedules; Interpretation.  The headings
                         ---------------------------------------
contained in this Agreement or in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as is set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meanings as defined in this Agreement. References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to a "Section" or an "Article" are, unless otherwise specified, to one of the Sections or Articles of this Agreement. For all purposes hereof, the terms "including", "includes" or "include" shall be deemed followed by the words "without limitation". In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Notwith standing any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control.

          SECTION 8.03.  Entire Agreement.  This Agreement, including the
                         -----------------
Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

          SECTION 8.04.  Ancillary Agreements.  This Agree ment is not intended
                         ---------------------
to address, and should not be inter preted to address, the matters specifically and expressly covered by the Ancillary Agreements.

          SECTION 8.05.  Counterparts.  This Agreement may be executed in one or
                         -------------
more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 8.06.  Survival of Agreements.  Except as otherwise expressly
                         -----------------------
provided in this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

          SECTION 8.07.  Expenses.  Except as otherwise set forth in this
                         ---------
Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the Distribution Date (whether or not paid on or prior to the Distribution Date) in connection with the preparation, execution, deliv ery and implementation of this Agreement and any Ancillary Agreement, the Information Statement and the Distribution and the consummation of the transactions contemplated thereby shall be charged to and paid by Olin. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each party shall bear its own costs and expenses incurred after the Distribution Date.

          SECTION 8.08.  Notices.  All notices and other communications
                         --------
hereunder shall be in writing and hand deliv ered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic mes sage transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

          To Olin Corporation:

          501 Merritt 7
          P.O. Box 4500
          Norwalk, CT 06851

          Attn:  Corporate Secretary

          To Arch Chemicals, Inc.:

          501 Merritt 7
          Norwalk, CT 06851

          Attn:  Corporate Secretary

          SECTION 8.09.  Waivers.  The failure of either party to require strict
                         --------
performance by the other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

          SECTION 8.10.  Amendments.  Subject to the terms of Section 8.13
                         -----------
hereof, this Agreement may not be modified or amended except by an agreement in writing signed by the parties.

          SECTION 8.11.  Assignment.  Other than in connection with a
                         -----------
transaction contemplated by Section 7.06, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

          SECTION 8.12.  Successors and Assigns.  The provi sions of this
                         -----------------------
Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

          SECTION 8.13.  Termination.  This Agreement may be terminated and the
                         ------------
Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by and in the sole discretion of Olin without the approval of Arch or the shareholders of Olin. In the event of such termination, no party shall have any liability of any kind to any other party or any other person. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by the parties.

          SECTION 8.14.  Subsidiaries.  Each of the parties hereto shall cause
                         -------------
to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that is contemplated to be a Subsidiary of such party after the Distribution.

          SECTION 8.15.  Third Party Beneficiaries.  This Agreement is solely
                         --------------------------
for the benefit of the parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

          SECTION 8.16.  Attorney Fees.  Except as contem plated by the third to
                         --------------
the last sentence of Article V hereof, a party in breach of this Agreement shall, on demand, indemnify and hold harmless the other parties hereto for and against all out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled hereunder or otherwise.

          SECTION 8.17.  Title and Headings.  Titles and headings to sections
                         -------------------
herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          SECTION 8.18.  Exhibits and Schedules.  The Exhibits and Schedules
                         -----------------------
shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

          SECTION 8.19.  Specific Performance.  Each of the parties hereto
                         ---------------------
acknowledges that there is no adequate remedy at law for failure by such parties to comply with the provi sions of this Agreement and that such failure would cause immediate harm that would not be adequately compensable in damages, and therefore agree that their agreements contained herein may be specifically enforced without the requirement of posting a bond or other security, in addition to all other remedies available to the parties hereto under this Agreement.

          SECTION 8.20.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND
                         --------------
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA APPLICABLE TO CONTRACTS EXECUTED THEREIN AND TO BE PERFORMED THEREIN.

          SECTION 8.21.  Consent to Jurisdiction.  Without limiting the
                         ------------------------
provisions of Article V hereof, each of the parties irrevocably submits to the exclusive personal jurisdiction and venue of (a) the Circuit Court of Henrico County, Commonwealth of Virginia, and (b) the United States District Court for the Eastern District of Virginia (Richmond Division), for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Eastern District of Virginia (Richmond Division) or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Circuit Court of the Henrico County, Commonwealth of Virginia. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Virginia with respect to any matters to which it has submitted to jurisdiction in this Section 8.21. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Circuit Court of Henrico County, Commonwealth of Virginia, or (ii) the United States District Court for the Eastern District of Virginia (Richmond Division), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, and the right to object, with respect to such action, suit or proceeding, that such court does not have jurisdiction over such Party.

          SECTION 8.22.  Severability.  In the event any one or more of the
                         -------------
provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                            OLIN CORPORATION,


                            by  ____________________________
                                Name:
                                Title:


                            ARCH CHEMICALS, INC.,



                            by  ____________________________
                                Name:
                                Title:

          The following is an identification of the contents of all omitted schedules and exhibits to the Distribution Agreement. Arch Chemicals, Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

                SCHEDULES

Schedule 1.01(a)  -         Real Estate
Schedule 1.01(b)  -         Equity Interests
Schedule 1.01(c)  -         Certain Additional Transferred Assets
Schedule 1.01(d)  -         Retained Assets
Schedule 1.01(e)  -         Retained Businesses
Schedule 1.01(f)  -         Litigation
Schedule 1.01(g)  -         Certain Contractual Liabilities
Schedule 1.01(h)  -         Certain Additional Liabilities
Schedule 1.01(i)  -         Certain Excluded Liabilities
Schedule 1.01(j)  -         Arch Product Lines
Schedule 2.08     -         Guarantees
Schedule 3.04     -         Contract Provisions